Exhibit 10.39

This RESTRICTED STOCK AGREEMENT is entered into as of                         , 20     (the “Grant Date”), between BED BATH & BEYOND INC. (the “Company”) and                                          (“you”).

1.               Restricted Stock Grant.  Subject to the restrictions, terms and conditions of the Plan and this Agreement, the Company hereby awards you the number of shares of Common Stock specified in paragraph 7 below.  The shares are subject to certain restrictions as set forth in the Plan and this Agreement.  Until vested, the shares are referred to herein as “Restricted Stock.”

2.               The Plan.  The Restricted Stock is entirely subject to the terms of the Company’s 2012 Incentive Compensation Plan (the “Plan”).  A description of key terms of the Plan is set forth in the Prospectus for the Plan.  Capitalized terms used but not defined in this Agreement have the meanings set forth in the Plan.

3.               Restrictions on Transfer.  You will not sell, transfer, pledge, hypothecate, assign or otherwise dispose of (any such action, a “Transfer”) the Restricted Stock, except as set forth in the Plan or this Agreement.  Any attempted Transfer in violation of the Plan or this Agreement will be void and of no effect.

4.               Forfeiture.  Except as provided in this paragraph, upon your Termination or the failure to attain the performance goal discussed in paragraph 7 below, all unvested Restricted Stock shall immediately be forfeited without compensation.  Notwithstanding anything herein to the contrary, the Restricted Stock will vest in full upon a Termination by reason of your death or Disability.  In the event of your Termination by the Company without Cause or, if provided in an agreement between you and the Company in effect as of the Grant Date, by you for Good Reason or due to a Constructive Termination without Cause, as each such term (or concept of like import) is defined in that agreement, the Restricted Stock will vest upon, and subject to, the certification by the Committee of attainment of the performance goal discussed in paragraph 7 below regardless of whether or not you are employed on the date of certification.

5.               Retention of Certificates.  Promptly after the Grant Date, the Company will recognize your ownership of the Restricted Stock through uncertificated book entry, another similar method, or issuance of stock certificates representing the Restricted Stock.  Any stock certificates will be registered in your name, bear any legend that the Committee deems appropriate to reflect any restrictions on Transfer, and be held in custody by the Company or its designated agent until the Restricted Stock vests.  If requested by the Company, you will deliver to the Company a duly signed stock power, endorsed in blank, relating to the Restricted Stock.  If you receive a dividend (whether in cash or stock) on the Restricted Stock, the Restricted Stock shares are split, or you receive other shares, securities, monies, warrants, rights, options or property representing a dividend or distribution in respect of the Restricted Stock, you will immediately deposit with the Company, or the Company will retain, any such rights or property (including cash or any certificates representing shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank), which shall be subject to the same restrictions as the Restricted Stock and be encompassed within the term “Restricted Stock” as used herein.

6.               Rights with Regard to Restricted Stock.  On and after the Grant Date, you will have the right to vote the Restricted Stock and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to the Restricted Stock set forth in the Plan, except:  (i) you will not be entitled to delivery of any unvested Restricted Stock, and the Company (or its designated agent) will retain custody of any such shares; (ii) no part of the Restricted Stock will bear interest or be segregated in separate accounts; and (iii) you may not Transfer any unvested Restricted Stock.

7.               Grant Size; Vesting Schedule; Performance Goal.  Restricted Stock covered by this Award:                             shares (representing $              , valued at the Grant Date).  The performance goal applicable to the Restricted Stock has been set forth in a resolution by an appropriate Board-level committee and separately communicated to you.  Except in the case of death or Disability, your vesting in any portion of the Restricted Stock is contingent on attainment of the performance goal before the first Vesting Date (and, if required under Section 162(m) of the Code, on subsequent certification of that attainment by the Committee).  In the event the performance goal is not attained during the time period described above, all of the Restricted Stock shall be forfeited without compensation.  Subject to the attainment of the performance goal (and, if required, the subsequent certification described above), unless you experience a Termination before the applicable Vesting Date, the Restricted Stock will become vested and cease to be Restricted Stock in accordance with the following vesting schedule:

1

Vesting Date	Percent Vested
[3rd] anniversary of Grant Date	[20%
[4th] anniversary of Grant Date	20%
[5th] anniversary of Grant Date	20%
[6th] anniversary of Grant Date	20%
[7th] anniversary of Grant Date	20%]

Restricted Stock that vests will cease to be Restricted Stock (but will remain subject to the terms of the Plan).  The number of shares to which you become entitled on vesting shall be reduced by the Company to cover the applicable minimum statutorily required withholding obligation, except that you may elect to pay some or all of the amount of such obligation in cash in a manner acceptable to the Company.  Fractional shares shall not vest but shall instead be accumulated for vesting as whole shares in accordance with Company policy, with full vesting scheduled to occur no later than the final Vesting Date.  All unscheduled and scheduled blackout periods (each, a “BP”) are determined by the Company.  If a Vesting Date occurs during a BP to which you are subject, (i) you will vest in the applicable shares on the applicable Vesting Date, but (ii) you will be unable to sell your shares (net of any shares withheld by the Company to pay minimum required taxes) until the earliest date on which all BPs to which you are subject have expired.

All vesting will occur only on the appropriate Vesting Dates, with no proportionate or partial vesting in the period prior to any such date.  Except as otherwise provided in the preceding paragraph, when any Restricted Stock becomes vested, the Company (unless it determines a delay is required under applicable law or rules) will promptly issue and deliver to you a stock certificate registered in your name or will promptly recognize ownership of your shares through uncertificated book entry or another similar method, subject to applicable federal, state and local tax withholding in the manner described herein or otherwise acceptable to the Committee.  Subject to the provisions of this Agreement, you will be permitted to transfer shares of Restricted Stock following the expiration of the Restriction Period, but only to the extent permitted by applicable law.

8.               Notice.  Any notice or communication to the Company concerning the Restricted Stock must be in writing and delivered in person, or by U.S. mail, to the following address (or another address specified by the Company): Bed Bath & Beyond Inc., Finance Department — Stock Administration, 650 Liberty Avenue, Union, New Jersey 07083.

BED BATH & BEYOND INC.
By:
	An Authorized Officer	Restricted Stock Recipient (You)